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EXHIBIT 99.1

Veeco Instruments Inc., 100 Sunnyside Blvd., Woodbury, NY 11797 Tel. 516-677-0200 FAX 516-677-0380

Contact: Debra Wasser, VP of Investor Relations and Corporate Communications 516-677-0200 × 1472

Veeco Reports Financial Results for Fourth Quarter and Year-Ended 2004;

Completes Internal Investigation of TurboDisc Accounting
and Restatement of Nine Month 2004 Results

        Woodbury, NY—March 16, 2005—Veeco Instruments Inc. (Nasdaq: VECO) today announced its financial results for the fourth quarter and year-ended December 31, 2004, including the restatement of its nine month 2004 results. Veeco also announced that it has completed the internal investigation of improper accounting transactions at its TurboDisc® business unit and its year-end audit. The Company's 2004 Annual Report on Form 10-K will be filed on March 16th 2005.

        Veeco reports its results on a GAAP basis, and also provides results excluding certain charges. Investors should refer to the attached table for further details of the reconciliation of GAAP operating loss to earnings excluding certain charges.

Fourth Quarter 2004 and Full-Year 2004 Highlights

  •
  Fourth quarter 2004 revenues were $103.0 million, a 34% increase from fourth quarter 2003 revenues of $76.9 million. Veeco's fourth quarter 2004 net loss was $56.0 million (which included a $54.0 million deferred tax allowance), or ($1.88) per share, compared to a net loss of $4.8 million, or ($0.16), per share in the fourth quarter of 2003. Fourth quarter 2004 earnings excluding certain charges were $0.03 per diluted share for both 2004 and 2003.

  •
  Veeco's fourth quarter 2004 orders were $99.0 million, a 24% sequential increase from the $79.5 million reported in the third quarter of 2004 and up 2% from the $96.8 million reported in the fourth quarter of 2003.

  •
  Veeco's 2004 revenues were $390.4 million, up 40% from the $279.3 million reported in 2003. Veeco's 2004 net loss was $62.6 million (which included a $54.0 million deferred tax allowance), or $(2.11) per share, compared to a net loss of $9.7 million, or ($0.33) per share, in 2003. Excluding certain charges, Veeco's 2004 earnings per diluted share was $0.12 in 2004, compared to $0.11 in 2003.

  •
  Veeco's 2004 orders were $420.3 million, a 41% increase over 2003 orders of $297.6 million.

Internal Accounting Investigation and Restatement of Nine Month Results

        Veeco has completed its internal investigation of improper accounting transactions recorded at its TurboDisc business unit, and Jefferson Wells, a firm retained under the direction of the Audit Committee of Veeco's Board of Directors, has reported the findings of its forensic investigation to Veeco's Audit Committee. The Jefferson Wells report and completion of the work brings to a close the investigation of the TurboDisc unit. Conclusions reached during the investigation included that the improper entries were made by a single individual at TurboDisc whose employment had been terminated prior to the commencement of the investigation.

        The investigation focused principally on the value of inventory, accounts payable and certain liabilities, as well as certain revenue transactions of TurboDisc. The investigation began after Veeco's corporate financial management and internal audit staff discovered improper accounting transactions in the course of a Veeco internal audit. The results of the investigation led to accounting adjustments requiring the restatement of financial statements previously issued for the three quarterly periods and nine months ended September 2004. Below is a summary of Veeco's restated results for each of the first three quarters of 2004 as well as the fourth quarter results that are being announced today:

In millions (except per share data)	Q1 2004 (Restated)	Q2 2004 (Restated)	Q3 2004 (Restated)	Q4 2004	2004
Revenue	$90.9	$99.2	$97.4	$103.0	$390.4
Loss before income taxes	$(3.9)	$(1.8)	$(5.3)	$(8.9)	$(20.0)
Net loss	$(2.7)	$(1.7)	$(2.2)	$(56.0)	$(62.6)
GAAP Loss per share	$(0.09)	$(0.06)	$(0.07)	$(1.88)	$(2.11)
EBITA	$4.7	$5.0	$0.8	$3.4	$13.9
Earnings(loss) per diluted share (EPS) excluding certain charges	$0.05	$0.06	$(0.02)	$0.03	$0.12

        The restatement includes $8.1 million in pre-tax earnings adjustments related to inventory, accruals and accounts payable (estimated on February 11th to be in the range of $5.5-$7.5 million) and $2.1 million in pre-tax earnings adjustments related to revenue recognition issues uncovered during the investigation. The total effect of the restatement was a $10.2 million decrease in pre-tax earnings for the first nine months of 2004. The quarterly impact of the $10.2 million pre-tax decrease to earnings was $2.8 million, $4.3 million and $3.1 million for the three month periods ended March 31, 2004, June 30, 2004 and September 30, 2004, respectively. The revenue impact from the adjustments to previously reported results are $(3.6) million, $(3.6) million and $5.0 million for the three month periods ended March 31, 2004, June 30, 2004, and September 30, 2004, respectively. These revenue adjustments, in the aggregate, do not reduce the total revenue recognized for 2004.

        Additional details and segment reporting data will be available in Veeco's complete restated Form 10-Q reports for the first three quarters of 2004, which will be filed by the end of March 2005.

        Edward H. Braun, Chairman and Chief Executive Officer of Veeco commented, "As previously reported, improper accounting entries were uncovered by Veeco's financial management and internal audit staff and were limited to a single Veeco business unit, TurboDisc, which was acquired in November 2003. Actions have been taken to resolve these accounting issues, including the completion of an independent review, appropriate staffing changes, and transitioning TurboDisc to Veeco's SAP accounting system."

        "Veeco's year-end audit is complete and we are filing our Annual Report on Form 10-K on time. We are committed to maintaining Veeco's long history of solid financial controls and reporting practices. Going forward, our focus is to improve TurboDisc's profitability by lowering its cost of goods, introduction of new products, supply chain management and reduced warranty expense," added Mr. Braun.

Details of Fourth Quarter 2004 Results

        Veeco reported fourth quarter 2004 revenues of $103.0 million, compared to revenues of $76.9 million in the fourth quarter of 2003, a 34% increase. Veeco's fourth quarter 2004 operating loss was $6.7 million compared to a loss of $6.0 million in the fourth quarter of 2003. Veeco's fourth quarter 2004 net loss was $56.0 million, or ($1.88) per share, compared to a net loss of $4.8 million, or

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($0.16), per share in the fourth quarter of 2003. Veeco's fourth quarter 2004 net loss includes a $54.0 million deferred tax valuation allowance, as well as merger, restructuring and other charges, asset impairment charges, write-off of in-process R&D and inventory write-offs of approximately $5.5 million. (see financial tables for details on these charges).

        Veeco's fourth quarter 2004 earnings excluding certain charges before interest, income taxes and amortization ("EBITA") were $3.4 million compared to $3.5 million in the prior year fourth quarter. Excluding certain charges, fourth quarter 2004 earnings per diluted share were $0.03 compared to $0.03 in the fourth quarter of 2003. As previously reported, Veeco's fourth quarter orders were $99.0 million, a 24% sequential increase from the $79.5 million reported in the third quarter of 2004 and a 2% increase from the $96.8 million reported in the fourth quarter of 2003.

        Veeco's fourth quarter 2004 revenues by market were 29% data storage, 15% semiconductor, 25% HB-LED/wireless, and 31% scientific research. Veeco reported revenue growth across all of its markets in 2004 versus 2003. Fourth quarter revenues by region were 41% U.S., 21% Asia Pacific, 19% Europe and 19% Japan.

Details of Year-End 2004 Results

        Veeco's 2004 revenues were $390.4 million, as compared to $279.3 million in 2003, an increase of 40%. Veeco's 2004 operating loss was $11.6 million, compared to a loss of $9.3 million in 2003. Veeco's 2004 net loss was $62.6 million, or $(2.11) per share, compared to a net loss of $9.7 million, or $(0.33) per share, in 2003. This net loss includes previously described merger and restructuring expenses and a valuation allowance for deferred tax assets. Veeco's 2004 EBITA was $13.9 million excluding certain charges, compared to $13.0 million in 2003, an increase of 6%. Excluding certain charges, Veeco's 2004 earnings per diluted share was $0.12 in 2004, compared to $0.11 in 2003. As previously reported, Veeco's 2004 orders were $420.3 million, a 41% increase over 2003 orders of $297.6 million.

        Veeco's 2004 sales by product were 58% process equipment and 42% metrology. 2004 sales by market were 32% data storage, 25% HB-LED/wireless, 14% semiconductor and 29% scientific research, and by region were 37% U.S., 18% Europe, 28% Asia Pacific, 17% Japan.

Management Overview and Outlook

        Edward H. Braun, Chairman and CEO of Veeco commented, "2004 was a growth year for Veeco with revenues and orders both up 40% from the prior year. Revenues increased in all our core markets, with particular strength in LED/wireless, data storage and semiconductor. In addition, market conditions improved for Veeco during the fourth quarter, with orders up 24% sequentially to $99 million, driven primarily by increased capital spending from our data storage and semiconductor customers. We are well positioned to benefit from the growth of new wireless digital consumer electronic products based on the convergence of embedded data storage, high-brightness LED backlit displays and semiconductor technology."

        "In the fourth quarter, we completed significant cost reduction steps to improve our overall profitability. Our 2005 focus is to improve our profitability across our Process Equipment and Metrology product lines and to position Veeco for what we currently believe are strong growth opportunities in 2006 and beyond. We possess leadership technologies and strong strategic customer relationships across multiple growth market opportunities."

Outlook

        Veeco currently expects first quarter 2005 revenues in the range of $85-90 million, unchanged from guidance provided on February 11, 2005. First quarter orders, which were forecasted to be between $85-90 million on February 11, 2005, are now expected to be at the high-end of that range. The

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Company currently expects to report a first quarter 2005 GAAP loss in the range of $(0.15) to $(0.13) per share. Excluding amortization, Veeco's first quarter earnings per diluted share are expected to be between $0.00 and $0.02 using a 35% tax rate.

Investor Conference Call/Webcast

        Veeco will host a conference call at 1:00 pm Eastern Time today at 1-800-818-5264. The call will also be webcast live on the Veeco Website at www.veeco.com. A replay of the call will be available until March 23, 2005 at 888-203-1112 or 719-457-0820 using confirmation code 260546 for access, or on the Veeco website.

About Veeco

        Veeco Instruments Inc. provides solutions for nanoscale applications in the worldwide semiconductor, data storage, compound semiconductor/wireless and scientific research markets. Our Metrology products are used to measure at the nanoscale and our Process Equipment tools help create nanoscale devices. Veeco's manufacturing and engineering facilities are located in New York, New Jersey, California, Colorado, Arizona and Minnesota. Global sales and service offices are located throughout the United States, Europe, Japan and Asia Pacific. Additional information on Veeco can be found at http://www.veeco.com/.

        To the extent that this news release discusses expectations about market condition, market acceptance and future sales of Veeco's products, Veeco's future financial performance or disclosures, or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include the challenges of continuing weakness in end market conditions and the cyclical nature of the compound semiconductor/wireless, data storage, semiconductor and research markets, risks associated with integrating acquired businesses and the acceptance of new products by individual customers and by the marketplace and other factors discussed in the Business Description and Management's Discussion and Analysis sections of Veeco's Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and current reports on Form 8-K.

-Financial tables attached-

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Veeco Instruments Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)

	Three months ended December 31, (Unaudited)		Year ended December 31, (Audited)
	2004	2003	2004	2003
Net sales	$102,967	$76,949	$390,443	$279,321
Cost of sales	64,377	44,234	238,686	152,307

Gross profit	38,590	32,715	151,757	127,014
Costs and expenses:
Selling, general and administrative expense	21,346	17,969	82,511	67,986
Research and development expense	14,821	13,361	58,338	48,868
Amortization expense	4,657	4,237	18,465	13,800
Other income, net	(505)	(469)	(977)	(1,218)
Asset impairment charge	816	—	816	—
Merger, restructuring and other expenses	3,562	2,142	3,562	5,403
Write-off of purchased in-process technology	600	1,500	600	1,500

Operating loss	(6,707)	(6,025)	(11,558)	(9,325)
Interest expense, net	2,239	2,108	8,470	7,811

Loss before income taxes	(8,946)	(8,133)	(20,028)	(17,136)
Income tax provision (benefit)	47,069	(3,333)	42,527	(7,389)

Net loss	$(56,015)	$(4,800)	$(62,555)	$(9,747)

Loss per common share:
Net loss per common share	$(1.88)	$(0.16)	$(2.11)	$(0.33)
Diluted net loss per common share	$(1.88)	$(0.16)	$(2.11)	$(0.33)
Weighted average shares outstanding	29,718	29,316	29,650	29,263
Diluted weighted average shares outstanding	29,718	29,316	29,650	29,263

Veeco Instruments Inc. and Subsidiaries
Reconciliation of operating loss to earnings excluding certain charges
(In thousands, except per share data)
(Unaudited)

	Three months ended December 31,				Tweleve months ended December 31,
	2004		2003		2004		2003
Operating loss	$(6,707)		$(6,025)		$(11,558)		$(9,325)
Adjustments:
Amortization expense	4,657		4,237		18,465		13,800
Asset impairment charge	816	(1)	—		816	(1)	—
Write-off of inventory	500	(2)	—		500	(2)	—
Merger and Restructuring expense	3,562	(3)	2,142	(4)	3,562	(3)	5,403	(5)
Purchase accounting adjustments	—		1,664	(6)	1,498	(6)	1,664	(6)
Write-off of purchased in-process technology	600	(7)	1,500	(8)	600	(7)	1,500	(8)

Earnings excluding certain charges before interest, income taxes and amortization ("EBITA")	3,428		3,518		13,883		13,042
Interest expense, net	2,239		2,108		8,470		7,811

Earnings excluding certain charges before income taxes	1,189		1,410		5,413		5,231
Income tax provision at 35%	416		493		1,895		1,831

Earnings excluding certain charges	$773		$917		$3,518		$3,400

Earnings excluding certain charges per diluted share	$0.03		$0.03		$0.12		$0.11
Diluted weighted average shares outstanding	30,111		29,929		30,143		29,600

(1)
The $0.8 million asset impairment charge for fourth quarter and full year 2004 related to the consolidation of the Aii and MTI business and pertained to certain long-lived assets that were classified as held for sale as of December 31, 2004.

(2)
The $0.5 million inventory write-off for the fourth quarter and year ended December 31, 2004 was taken in conjunction with the Aii and MTI consolidation due to certain product overlaps. This charge was included in the cost of sales in the accompanying consolidated statements of operations.

(3)
The $3.6 million merger and restructuring charge for the fourth quarter and year ended December 31, 2004 consisted of $2.8 million of personnel severance costs and $0.8 million for the internal investigation of improper accounting transactions at the TurboDisc business unit.

(4)
The $2.1 million merger and restructuring charge in the fourth quarter of 2003 is comprised of $1.5 million in severance and business relocation costs and $0.6 million in merger related expenses.

(5)
The $5.4 million merger and restructuring charge for the year ended December 31, 2003 is comprised of $4.8 million in severance and business relocation costs and $0.6 million in merger related expenses.

(6)
The $1.7 million in purchase accounting adjustments for the fourth quarter and year ended December 31, 2003 and the $1.5 million in purchase accounting adjustments for the year ended December 31, 2004 is for the required adjustments to gross profit to reflect the required capitalization of profit in inventory and permanent elimination of certain deferred revenue from the TurboDisc and Aii acquisitions.

(7)
The $0.6 million write-off of purchased in-process technology for the fourth quarter and year ended December 31, 2004 is comprised of a $0.6 million write-off from the MTI acquisition.

(8)
The $1.5 million write-off of purchased in-process technology for the fourth quarter and year ended December 31, 2003 is comprised of a $1.0 million write-off from the Aii acquisition and a $0.5 million write-off from the Turbodisc acquisition.

NOTE—The above reconciliation is intended to present Veeco's operating results, excluding certain charges and providing income taxes at a 35% statutory rate. This reconciliation is not in accordance with, or an alternative method for, generally accepted accounting principles in the United States, and may be different from similar measures presented by other companies. Management of the Company evaluates performance of its business units based on EBITA, which is the primary indicator used by management to plan and forecast future periods. The resentation of this financial measure facilitates meaningful comparison with prior periods, as management of the Company believes EBITA reports baseline performance and thus provides useful information.

Veeco Instruments Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	December 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$100,276	$106,830
Accounts receivable, net	85,914	69,890
Inventories	110,643	97,622
Prepaid expenses and other current assets	9,039	15,823
Deferred income taxes	3,096	24,693

Total current assets	308,968	314,858
Property, plant and equipment, net	73,513	72,742
Goodwill	94,645	72,989
Long-term investments	3,541	12,376
Deferred income taxes	—	18,136
Other assets, net	96,246	105,363

Total assets	$576,913	$596,464

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$25,476	$19,603
Accrued expenses	63,438	31,616
Deferred profit	1,196	2,140
Current portion of long-term debt	354	333
Income taxes payable	1,702	3,700

Total current liabilities	92,166	57,392
Long-term debt	229,581	229,935
Other non-current liabilities	2,814	2,808

Total non-current liabilities	232,395	232,743
Shareholders' equity	252,352	306,329

Total liabilities and shareholders' equity	$576,913	$596,464

Veeco Instruments Inc. and Subsidiaries
Selected Consolidated Financial Data
(In thousands, except per share data)
(Unaudited)

Restatement of Quarterly Information

        The table set forth below shows the adjustments to the quarterly information that was previously filed on the Quarterly Reports on Form 10-Q for each of the three month periods ended March 31, 2004, June 30,2004, and September 30, 2004.

	Q1 2004 as filed	Adjust- ments(1)	Q1 2004 restated	Q2 2004 as filed	Adjust- ments(2)	Q2 2004 restated	Q3 2004 as filed	Adjust- ments(3)	Q3 2004 restated
Net sales	$94,487	$(3,624)	$90,863	$102,884	$(3,638)	$99,246	$92,367	$5,000	$97,367
Cost of sales	54,649	(584)	54,065	57,541	790	58,331	53,634	8,279	61,913

Gross profit	39,838	(3,040)	36,798	45,343	(4,428)	40,915	38,733	(3,279)	35,454
Costs and expenses	38,767	(240)	38,527	40,647	(152)	40,495	39,145	(149)	38,996

Operating income (loss)	1,071	(2,800)	(1,729)	4,696	(4,276)	420	(412)	(3,130)	(3,542)
Interest expense, net	2,199	—	2,199	2,239	—	2,239	1,793	—	1,793

(Loss) income before income taxes	(1,128)	(2,800)	(3,928)	2,457	(4,276)	(1,819)	(2,205)	(3,130)	(5,335)
Income tax (benefit) provision	(424)	(794)	(1,218)	876	(1,038)	(162)	(750)	(2,412)	(3,162)

Net loss	$(704)	$(2,006)	$(2,710)	$1,581	$(3,238)	$(1,657)	$(1,455)	$(718)	$(2,173)

Loss per common share:
Net loss per common share	$(0.02)	$(0.07)	$(0.09)	$0.05	$(0.11)	$(0.06)	$(0.05)	$(0.02)	$(0.07)

Weighted average shares outstanding	29,569		29,569	29,649		29,649	29,670		29,670
Diluted weighted average shares outstanding	29,569		29,569	29,649		29,649	29,670		29,670

(1)
The $3.6 million reduction in revenue principally results from revenue recognition adjustments for certain system shipments. In each case, the revenue for these systems was recognized in the following quarter. The $0.6 million decrease in cost of sales results from a $2.5 million decrease due to the revenue recognition adjustments described above, partially offset by $1.9 million in adjustments principally to inventory, accounts payable and certain accrued expenses. The decrease in costs and expenses of $0.2 million principally relates to the over accrual of certain operating expenses. The $0.8 million adjustment to income tax benefit is to reflect the tax benefit resulting from the pre-tax adjustments.

(2)
The $3.6 million net reduction in revenue principally results from revenue recognition adjustments for certain shipments. Approximately $7.2 million of revenue that was previously recognized in the second quarter of 2004 was reversed and properly recognized in the third quarter of 2004, which was partially offset by revenue of $3.6 million that was previously recognized in the first quarter that was reversed and properly recognized in the second quarter of 2004. The $0.8 million increase in cost of sales results from $3.2 million of adjustments in inventory, accounts payable, and accrued expenses, partially offset by a $2.4 million cost of sales reduction related to the $3.6 million net reduction in revenues. The decrease in costs and expenses of $0.2 million principally relates to the over accrual of certain operating expenses. The $1.0 million adjustment to the income tax provision is to reflect the tax benefit resulting from the pre-tax adjustments.

(3)
The $5.0 million increase in revenue principally relates to revenue recognition adjustments for certain system shipments. Approximately $7.2 million of revenue, previously recognized in the second quarter of 2004, was reversed and properly recognized in the third quarter of 2004, which was partially offset by $2.2 million of revenue that was previously recognized in the third quarter that was reversed and properly recognized in the fourth quarter of 2004. The $8.3 million increase in cost of sales results from a $3.8 million increase related to the net increase in revenues and the balance of $4.5 million resulting from adjustments in inventory, accounts payable and accrued expenses. The decrease in costs and expenses of $0.1 million principally relates to the over accrual of certain operating expenses. The $2.4 million adjustment to the income tax benefit is to reflect the tax benefit resulting from the pretax adjustments.

Veeco Instruments Inc. and Subsidiaries
Reconciliation of operating (loss) income to earnings (loss) excluding certain charges
(In thousands, except per share data)
(Unaudited)

	Q1 2004 Adjusted		Q2 2004 Adjusted	Q3 2004 Adjusted
Operating (loss) income	(1,729)		420	(3,542)
Adjustments:
Amortization expense	4,896		4,575	4,336
Purchase accounting adjustments	1,498	(1)	—	—

Earnings excluding certain charges before interest, income taxes and amortization ("EBITA")	4,665		4,995	794
Interest expense, net	2,199		2,239	1,793

Earnings (loss) excluding certain charges before income taxes	2,466		2,756	(999)
Income tax provision (benefit) at 35%	863		965	(350)

Earnings (loss) excluding certain charges	$1,603		$1,791	$(649)

Earnings (loss) excluding certain charges per diluted share	$0.05		$0.06	$(0.02)
Diluted weighted average shares outstanding	30,324		29,649	29,670

(1)
The $1.5 million in purchase accounting adjustments for the first quarter of 2004 is for the required adjustments to gross profit to reflect the required capitalization of profit in inventory and permanent elimination of certain deferred revenue from the TurboDisc and Aii acquisitions.

NOTE—The above reconciliation is intended to present Veeco's operating results, excluding certain charges and providing income taxes at a 35% statutory rate. This reconciliation is not in accordance with, or an alternative method for, generally accepted accounting principles in the United States, and may be different from similar measures presented by other companies. Management of the Company evaluates performance of its business units based on EBITA, which is the primary indicator used by management to plan and forecast future periods. The presentation of this financial measure facilitates meaningful comparison with prior periods, as management of the Company believes EBITA reports baseline performance and thus provides useful information.

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  EXHIBIT 99.1
Veeco Instruments Inc. and Subsidiaries Consolidated Statements of Operations (In thousands, except per share data)
Veeco Instruments Inc. and Subsidiaries Reconciliation of operating loss to earnings excluding certain charges (In thousands, except per share data) (Unaudited)
Veeco Instruments Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands)
Veeco Instruments Inc. and Subsidiaries Selected Consolidated Financial Data (In thousands, except per share data) (Unaudited) Restatement of Quarterly Information
Veeco Instruments Inc. and Subsidiaries Reconciliation of operating (loss) income to earnings (loss) excluding certain charges (In thousands, except per share data) (Unaudited)